Exhibit 10.3

WARRANT PURCHASE AGREEMENT

Dated as of December 29, 2006

by and among

DOMINION HOMES, INC.,

and

THE PURCHASERS NAMED HEREIN

EXHIBITS

A	Third Amended and Restated Certificate of Incorporation of the Company, as amended by Certificate of Amendment

B	Form of Warrant Certificate

C	Form of Certificate of Transfer

D	Form of Registration Rights Agreement

E	Form of Voting Agreement

SCHEDULES

2.1	Warrant Share Allocation

WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of December 29, 2006, by and among Dominion Homes, Inc., a Ohio corporation (the “Company”) and the Purchasers listed on the signature pages hereto (the “Purchasers”).

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of the date hereof, by and among the Company, certain subsidiaries of the Company, the Lenders party thereto (the “Lenders”), and that the Company shall issue warrants (the “Warrants”) to purchase up to an aggregate of 1,538,235 shares of common stock, no par value, of the Company (the “Common Stock”; and the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”); and

WHEREAS, in consideration of the Lenders entering into the Credit Agreement, the Company is hereby issuing the Warrants to the Purchasers.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Adjustment Transaction” shall have the meaning set forth in Section 6(h).

“Affiliate” means, with respect to any Person, a Person (a) directly or indirectly controlling, controlled by, or under common control with, such Person or (b) ten percent (10%) or more of whose voting stock or other voting equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Share” shall have the meaning set forth in Section 6(e).

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof. Unless otherwise specified, “Board of Directors” refers to the Board of Directors of the Company.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Charter” means the Amended and Restated Articles of Incorporation of the Company, in the form attached hereto as Exhibit A, as in effect immediately prior to the Closing Date, and as such Charter may thereafter from time to time be amended in accordance with applicable law and such Charter.

“Closing Date” means the date hereof.

“Code of Regulations” means the Amended and Restated Code of Regulations of the Company, in the form attached hereto as Exhibit A, as in effect immediately prior to the Closing Date, and as such Code of Regulations may thereafter from time to time be amended in accordance with applicable law and such Code of Regulations.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“Convertible Securities” means (a) evidences of indebtedness, shares of stock or other securities (including, without limitation, options, warrants and stock options issued under the Plans) that are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event or (b) stock appreciation rights, phantom stock rights or other rights with equity features.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Current Market Price” shall have the meaning set forth in Section 6(e).

“Damages” shall have the meaning set forth in Section 11.

“Designated Board Member” shall have the meaning set forth in Section 3(i).

“Distribution” shall have the meaning set forth in Section 6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Exercise Price” means the purchase price per Warrant Share to be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be $0.01 per share.

“Fair Value” shall have the meaning set forth in Section 6(e).

“Financial Officer” shall have the meaning set forth in Section 3(h).

“Holder” means a Person who is listed as the record owner of Warrants, Warrant Shares and any other securities issued or issuable with respect to the Warrants or the Warrant Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; it being understood that the Purchasers shall be Holders as of the Closing Date.

“Indemnified Party” shall have the meaning set forth in Section 11.

“Indemnifying Party” shall have the meaning set forth in Section 11.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Company in form and substance reasonably acceptable to the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business.

“Plans” shall have the meaning set forth in Section 8(b)(ii).

“Plan Shares” shall have the meaning set forth in Section 6(g)(iii).

“Purchasers” shall have the meaning set forth in the preamble hereto.

“Related Agreements” shall have the meaning set forth in Section 8(a).

“Registration Rights Agreement” shall have the meaning set forth in Section 8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Transfer Agent” shall have the meaning set forth in Section 5(b).

“Voting Agreement” shall have the meaning set forth in Section 8(a).

“Warrant Certificate” shall have the meaning set forth in Section 2.1.

“Warrant Registrar” shall have the meaning set forth in Section 2.3.

“Warrant Shares” shall have the meaning set forth in the recitals hereto.

“Warrants” shall have the meaning set forth in the recitals hereto.

SECTION 2. ISSUANCE OF WARRANTS; WARRANT CERTIFICATES

2.1 Form and Dating; Issuance. The Warrants shall be substantially in the form of Exhibit B hereto (the “Warrant Certificates”). The Warrants may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of signature by an Officer. On the Closing Date, the Company shall issue to each Purchaser set forth on Schedule 2.1(a) hereto Warrants to purchase the respective number of Warrant Shares set forth opposite its name therein.

The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement. The Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and to be bound thereby. However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

2.2 Execution. On the Closing Date, an Officer shall sign the Warrants for the Company by manual or facsimile signature.

2.3 Warrant Registrar. The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (“Warrant Registrar”). The Warrant Registrar shall keep a register of the Warrants and of the Warrant Shares and of their transfer and exchange. The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar” includes any co-Warrant Registrar. The Company may change any Warrant Registrar without notice to any Holder. The Company shall notify the Holders in writing of the name and address of any agent not a party to this Agreement. The Company or any of its subsidiaries may act as Warrant Registrar. The Company will initially act as Warrant Registrar.

2.4 Holder Lists. The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. The Warrants shall initially be registered in such name or names as each Purchaser shall designate.

2.5 Transfer and Exchange.

(a) Transfer and Exchange of Warrants. Upon written request by a Holder and such Holder’s compliance with the provisions of this Section 2.5, the Warrant Registrar shall register the transfer or exchange of Warrants. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Warrant Registrar the Warrants duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Warrant Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall deliver a certificate in the form of Exhibit C hereto and, if reasonably requested by the Company, an Opinion of Counsel.

(b) Private Placement Legend. The following legend, in substantially the following form, shall appear on the face of all Warrants and/or Warrant Shares as appropriate (and all Warrants and Warrant Shares issued in exchange therefor or substitution thereof) issued under this Agreement:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

IN CONNECTION WITH ANY TRANSFER, IF REASONABLY REQUESTED BY THE ISSUER THE HOLDER SHALL DELIVER TO THE ISSUER AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE AND SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(c) General Provisions Relating to Transfers and Exchanges. To permit registrations of transfers and exchanges, the Company shall execute Warrants upon the Warrant Registrar’s request.

(i) No service charge shall be made to a holder of a Warrant for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(ii) All Warrants issued upon any registration of transfer or exchange of Warrants shall be duly authorized, executed and issued warrants for Common Stock, not subject to any preemptive rights, and entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for the registration of a transfer of any Warrant, the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and the Company shall not be affected by notice to the contrary.

(d) Facsimile Submissions to Warrant Registrar. All certifications, certificates and Opinions of Counsel required to be submitted to the Warrant Registrar pursuant to this Section 2.5 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow immediately thereafter.

The Warrant Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates. As to any Opinions of Counsel delivered pursuant to this Section 2.5, the Warrant Registrar may rely upon, and be fully protected in relying upon, such opinions.

2.6 Replacement Warrants. If any mutilated Warrant is surrendered to the Company and the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue a replacement Warrant. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the reasonable judgment of the Company to protect the Company from any loss that it may suffer if a Warrant is replaced. Every replacement Warrant is an additional warrant of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

2.7 Cancellation. The Company at any time may deliver Warrants to the Warrant Registrar for cancellation. The Company shall forward to the Warrant Registrar any Warrants surrendered to it for registration of transfer, exchange or exercise. The Warrant Registrar, and no one else, shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall destroy canceled Warrants (subject to any applicable record retention requirements of the Exchange Act). Certification of the destruction of all canceled Warrants shall be delivered to the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Registrar for cancellation.

SECTION 3. TERMS OF WARRANTS; EXERCISE OF WARRANTS

(a) Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised during the period commencing on the date hereof and until 5:00 p.m., New York City time on December 31, 2016, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company or (ii) by tendering Warrants as set forth in Section 3(b), in each case, equal to the Exercise Price for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on December 31, 2016 shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) At the option of the Holder, Warrant Shares to be acquired upon the exercise of the Warrant will be applied automatically to pay the Exercise Price in connection with a cashless exercise of the Warrant in whole or in part. Any Warrant Shares transferred to the Company as cashless payment of the Exercise Price under the Warrant shall be valued at the fair value per share, as determined on the day immediately preceding the date the Warrant is presented for exercise in good faith by the Board of Directors, whose determination shall be conclusive.

(c) In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder must deliver to the Company the Warrant Certificate and the form of election to purchase on the reverse thereof duly filled in and signed, and payment to the Company of the Exercise Price, which is set forth in the form of Warrant Certificate attached hereto as Exhibit B, for the number of Warrant Shares, as adjusted as herein provided, in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company or (ii) by tendering Warrants as set forth in Section 3(b).

(d) Subject to the provisions of Section 4 hereof, upon compliance with clauses (a), (b) and (c) above, the Company shall deliver or cause to be delivered promptly, but in any event not later than five business days after such compliance, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants, together with cash in lieu of fractional shares as provided in Section 7 hereof; provided, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in Section 6(h) hereof, or a tender offer or an exchange offer for shares of Common Stock shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than three business days thereafter, deliver or cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence or other securities or property to which such Holder is entitled hereunder, together with cash as provided in Section 7 hereof. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, and from such date, regardless of when the Company actually mails such certificate, the Holder shall be deemed for all purposes to be the Holder of record of the Warrant Shares deliverable by the Company.

(e) The Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part. If less than all the Warrants represented by a Warrant are exercised, such Warrant shall be surrendered and a new Warrant of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company and delivered to the Holder, registered in such name or names as may be directed in writing by the Holder.

(f) All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Registrar. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Registrar in a manner satisfactory to the Company.

(g) The Company will reimburse the Holders for all of their reasonable out-of pocket fees and expenses (including attorney’s fees) incurred in connection with any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the exercise of the Warrants.

(h) So long as the Purchasers hold any Warrants or Warrant Shares, the Company shall deliver the following information (to the extent not already provided in the Company’s Securities and Exchange Commission filings) to the Purchasers:

(i) within 45 days after the end of each quarter, consolidated and consolidating financial statements, including a balance sheet, statements of the operations of the Company and each of the Subsidiaries, and statement of income and surplus certified by a Financial Officer of the Company as fairly representing the financial condition of the Company and each of the Subsidiaries as of the end of such period; and

(ii) within 90 days of the end of each fiscal year, audited consolidated financial statements prepared in accordance with GAAP and certified by independent public accountants, containing a balance sheet and statement of income and surplus, statement of cash flows and a reconciliation of capital accounts, along with any management letters written by such accountants, together with consolidating schedules of each Subsidiary.

(i) If at any time after the date of this Agreement, the Original Term B Lenders (as defined in the Credit Agreement) no longer have the right to appoint directors under the Credit Agreement and so long as the Purchasers hold (i) at least 1,000,000 Warrants or Warrant Shares, the Company shall permit up to two representatives of the Purchasers (together, the “Designated Board Members” and each individually, a “Designated Board Member”) or (ii) less than 1,000,000 but at least 500,000 Warrants or Warrant Shares, the Company shall permit one representative of the Purchasers, reasonably acceptable to the Company, to be designated to the Board of Directors (at the option of the Purchasers) by Purchasers holding a majority of the Warrant Shares (assuming exercise of all the Warrants). If the Purchasers cease to hold at least (i) 1,000,000 but continue to own 500,000 or more Warrants or Warrant Shares, one of the Designated Board Members will be removed from the Board at the next meeting for election of directors and (ii) 500,000 Warrants or Warrant Shares, the remaining Designated Board Member will be removed from the Board at the next meeting for election of directors. Each Designated Board Member will be elected for a two year term and may be removed from office for cause, including a violation of the Company’s code of ethics. The Company shall use its best efforts to (i) effect the appointment of the Designated Board Members and (ii) prevent the removal or replacement of the Designated Board Members, without cause, without the consent of the Purchasers holding a majority of the Warrant Shares (assuming exercise of all Warrants). Upon the nomination of a new Designated Board Member, the Company may determine if such nominee is reasonably acceptable to the Company. Any previously appointed Designated Board Member who is nominated for re-election shall be deemed to be reasonably acceptable to the Company unless material events which would change such determination by the Company have occurred. The rights under this Section 3(i) shall not be transferrable by the Purchasers (other than to their Affiliates) without the prior written consent of the Company.

(j) In the event more than 300,000 Plan Shares are issued by the Company between the date hereof and December 31, 2016, the Company hereby covenants to issue and deliver to the Holders additional Warrants, on identical terms as the Warrants issued herein, in the amount of 17.5% of the Plan Shares in excess of 300,000. Such issuances will be made on a quarterly basis after an event described above occurs.

(k) The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders upon reasonable advance written notice and during normal business hours at its office. The Company shall supply the Holders from time to time with such numbers of copies of this Agreement as the Holders may reasonably request.

SECTION 4. TAX MATTERS

(a) The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(b) The Company will treat the Warrants as Common Stock for United States federal and applicable state and local income and franchise tax purposes, except as otherwise required by law.

SECTION 5. RESERVATION OF WARRANT SHARES

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common

Stock, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

(b) The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 7 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder pursuant to Section 12 hereof.

(c) The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

(d) The Company shall use its reasonable best efforts (including, if necessary, obtaining an amendment to the Charter) to ensure that there remains a sufficient number of shares of Common Stock that are authorized under the Charter and unissued to satisfy the Company’s obligations under this Agreement.

SECTION 6. ADJUSTMENT OF NUMBER OF WARRANT SHARES ISSUABLE

Each Warrant will initially be exercisable by the Holder thereof into one share of Common Stock. The number of Warrant Shares that may be purchased upon the exercise of each Warrant will be subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 6.

(a) Adjustments for Change in Common Stock. If at any time after the date of this Agreement the Company:

(i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

(iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

(iv) issues by reclassification of its Common Stock any Capital Stock of the Company (other than reclassifications arising solely as a result of a change in the par value or no par value of the Common Stock); or

(v) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock other than Common Stock;

then the number of Warrant Shares for which each Warrant may be exercised immediately prior to such action shall be proportionately adjusted upon the occurrence of such event (and any other appropriate actions shall be taken by the Company) so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of Capital Stock of the Company that such Holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. If upon exercise of a Warrant after an adjustment to the number of Warrant Shares for which each Warrant may be exercised pursuant to clauses (iv) or (v) of this Section 6(a), the Holder of such Warrant may receive shares of two or more classes or series of equity of the Company, the exercise rights and the number of shares of each class of Capital Stock for which each Warrant may be exercised shall thereafter be subject to further adjustment on terms comparable to those applicable to the Common Stock in this Section 6. The adjustment pursuant to this Section 6(a) shall be made successively each time that any event listed in this Section 6(a) above shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Adjustments for Issuances. In case the Company shall issue Common Stock or Convertible Securities for a consideration per share of Common Stock (determined in the case of such Convertible Securities, by dividing (x) the total amount receivable by the Company in consideration of the sale and issuance of such Convertible Securities, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such Convertible Securities) less than either the (i) Dilution Price or (ii) Current Market Price (determined as provided in Section 6(e)), the number of Warrant Shares for which each Warrant may be exercised shall be determined by multiplying the number of Warrant Shares issuable immediately prior to the close of business on the date on which the Company fixes the offering price of such additional shares by a fraction (not less than one) of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance (and assuming that such Convertible Securities had been fully exercised or converted, as the case may be, but determined without giving effect to the adjustment in this Section 6(b)) and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date on which the Company fixes the offering price of such Common Stock or Convertible Securities plus a number of shares of Common Stock determined by dividing the aggregate consideration received by or payable to the Company for the additional shares of Common Stock so issued or sold or to be issued, purchased or subscribed for upon exercise of such Convertible Securities by the greater of the Dilution Price or the Current Market Price (determined as provided in Section 6(e)) based on the date on which the Company fixes the offering price of such additional shares. The adjustment pursuant to this Section 6(b) shall be made successively each time that any event listed in this Section 6(b) above shall occur and shall be effective immediately after the issuance of such Common Stock or Convertible Securities.

(c) Superseding Adjustment. If, at any time (x) after any adjustment in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to Section 6(b) on the basis of the issuance of Convertible Securities or (y) after new adjustments in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to this Section 6(c):

(i) the right of conversion, exercise or exchange in such Convertible Securities shall expire, and the right of conversion, exercise or exchange in respect of any or all of such Convertible Securities shall not have been exercised; and/or

(ii) the consideration per share for which, or the number of, shares of Common Stock issuable pursuant to the terms of such Convertible Securities shall be increased or decreased by virtue of provisions therein or by virtue of the conversion rate or exchange rate of such security being changed upon the arrival of a specified date or the happening of a specified event or by agreement between the Company and the holders of such securities;

such previous adjustment shall be rescinded and annulled. Thereupon, a recomputation shall be made of the effect of such rights, options or warrants, or convertible or exchangeable securities on the basis of:

(A) treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such right of conversion, exercise or exchange as having been issued on the date or dates of such exercise and for the consideration actually received and receivable therefor, and treating the Convertible Securities that have expired and have not been exercised as if such securities had not been issued; and

(B) with respect to securities as to which the consideration per share of Common Stock or the number of shares of Common Stock issuable has been changed, treating any such Convertible Securities that then remain outstanding as having been granted or issued immediately after the time of such increase or decrease for the consideration per share for which shares of Common Stock are issuable under such Convertible Securities;

and in each such case, a new adjustment in the number of Warrant Shares issuable upon exercise of the Warrants shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled. No adjustment in the number of Warrant Shares issuable upon exercise of the Warrants pursuant to this Section 6(c) shall change the number of or otherwise affect any shares of Common Stock issued prior to such adjustment upon exercise of the Warrants.

(d) Adjustment for Other Distributions. In case at any time or from time to time the Company shall distribute to any holder of its Common Stock in respect of such shares any dividend or other distribution (collectively, a “Distribution”) of (x) cash; (y) any evidences of its indebtedness (other than Convertible Securities to the extent an adjustment is made as required by Section 6(a)), any shares of its Capital Stock (other than shares of Common Stock or, to the extent an adjustment is made as required by Section 6(a), Convertible Securities) or any other securities or property of any nature whatsoever; or (z) any options, warrants or other rights to subscribe for or purchase any evidences of its indebtedness (other than Convertible Securities to the extent an adjustment is made as required by Section 6(a)), shares of its Capital Stock (other than shares of Common Stock or, to the extent an adjustment is made as required by Section 6(a), Convertible Securities) or any other securities or property of any nature whatsoever; then, and in each such case, in consideration of the Lenders entering into the Credit Agreement, such Holder shall be entitled to receive upon the making of such Distribution and without further payment, the cash, evidences of indebtedness, shares of Capital Stock, other securities or property, options, warrants and/or other rights (or any portion thereof) to which such Holder would have been entitled by way of such Distribution as if such Holder had fully exercised such Holder’s Warrant(s) immediately prior to such Distribution.

(e) Current Market Price. For the purpose of any computation under this Section 6, the current market price (the “Current Market Price”) per share of Common Stock or any other security of the Company (the “Applicable Share”) on any date shall be deemed to be (i) if the security is registered under the Exchange Act and is being sold in a firm commitment underwritten public offering registered under the Securities Act, the public offering price of such security set forth on the cover page of the prospectus relating to such offering or (ii) if the security is otherwise registered under the Exchange Act, the average of the daily closing prices of such Applicable Share on the principal national securities exchange on which the Applicable Shares are listed or admitted to trading or, if the Applicable Shares are not so listed, the average daily closing bid prices of such Applicable Shares on the NASDAQ Stock Market if the Applicable Shares are quoted thereon, or if not quoted on the NASDAQ Stock Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by the NASDAQ Stock Market or any New York Stock Exchange member firm selected from time to time by the Company for that purpose, in any such case, for the 20 consecutive trading days ending on the fifth trading day before the date in question. If, on any date on which computation of the Current Market Price is to be made hereunder, the Applicable Shares are not so listed or quoted on a national securities exchange, the NASDAQ Stock Market or the over-the-counter market (or if the market price is not determinable for at least ten trading days in such period), the Current Market Price shall be the Fair Value of the Applicable Shares.

“Dilution Price” means, with respect to each share of Common Stock, $5.30, subject to appropriate adjustments for the events described in Sections 6(a) and 6(h).

“Fair Value” means, at any date of determination, the value per Applicable Share, determined in good faith by the Board of Directors and certified in a board resolution, taking into account the most recently completed arms-length transaction between the Company and a Person other than an Affiliate of the Company; provided, however, that if the Holders of at least 33% of the Warrant Shares issued or issuable upon exercise of the Warrants request that the Company obtain an opinion of a nationally recognized investment banking firm chosen by the Company (who shall bear the expense) and reasonably acceptable to such requesting Holders, then Fair Value shall be as determined by such investment banking firm.

(f) No Amendments. The Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue Common Stock on the exercise of the Warrants from time to time outstanding and (ii) will not take any action that results in any adjustment of the number of Warrant Shares if the total number of shares of Common Stock issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Charter and available for the purposes of issue upon such exercise.

(g) No Adjustment of Warrant Share Number in Certain Cases. Notwithstanding anything to the contrary contained in any provision of this Agreement, no adjustment of the number of Warrant Shares issuable upon exercise of the Warrant shall be made:

(i) upon the issuance or sale of the Warrants;

(ii) upon the conversion, exercise or exchange of any Convertible Security; or

(iii) upon the issuance of up to 920, 902 shares (as adjusted for stock splits, combinations and other transactions substantially similar to those described in Section 6(a) above, “Plan Shares”) in the aggregate of restricted or other Common Stock for compensation or incentive purposes in accordance with the Plans; or

(iv) if the amount of said adjustment shall be less than 1% of the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment; provided, however, that in such case any adjustments that would otherwise have been required to be made shall be carried forward and shall be made at the earlier of (i) time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, amounts to at least 1% and (ii) upon (and immediately prior to) exercise of any of the Warrants.

(h) Consolidation, Merger, Reorganization or Recapitalization.

(i) In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company’s assets, liquidation or recapitalization of the Common Stock, not subject to adjustment under any of Sections 6(a) through (d)) in which the previously outstanding Common Stock shall be converted or changed into or exchanged for different securities of the Company or Common Stock or other securities of another corporation or interests in a non-corporate Person or other property (including cash) or any combination of the foregoing (each such transaction being herein called an “Adjustment Transaction”), then the Company shall use reasonable best efforts to have lawful and adequate provision made so that each Holder of a Warrant, upon the exercise thereof at any time on or after the consummation of the Adjustment Transaction, shall be entitled to receive, and such Warrant shall thereafter represent the right to receive, in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the securities, cash or other property to which such Holder would have been entitled upon consummation of the Adjustment Transaction if such Holder had exercised such Warrant into Warrant Shares immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6). To the extent such Warrant remains outstanding after such Adjustment Transaction, the foregoing provisions of this Section 6(h) shall similarly apply to successive mergers, consolidations, sales of assets, liquidations and recapitalizations.

(ii) In case at any time the Company shall be a party to any transaction (by way of merger or otherwise) which contemplates a sale of all of the Capital Stock of the Company, the Company shall, if requested by any Holder, use its reasonable efforts to cause such transaction to be structured in a manner that requires the purchaser(s) to purchase the Warrants from such Holder at a price equal to the consideration such Holder would have received had it exercised the Warrants immediately prior to the consummation of such transaction less the exercise price of such Warrants.

(i) Consideration Received. For purposes of any computation respecting consideration received pursuant to this Section 6, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash; provided, that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the value thereof as determined in good faith by the Board of Directors and certified in a board resolution; and

(iii) in the case of the issuance of Convertible Securities, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 6(i)).

(j) Form of Warrants. Irrespective of any adjustments in the number of Warrant Shares for which each Warrant may be exercised or kind of shares or other assets purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares or other assets as are stated in the Warrants initially issuable pursuant to this Agreement.

(k) No Dilution or Impairment. If, at any time or from time to time after the issuance of the Warrants but prior to the exercise or conversion thereof, (i) the Company shall take any action which (A) affects the Common Stock and (B) is similar to, or has an effect similar to, any of the actions described in any of Sections 6(a), (b), (c) or (d) (but not including any action described in any such Section) and (ii) the Board of Directors in good faith determines that it would be equitable under such circumstances to adjust the number of Warrant Shares for which each Warrant may be exercised as a result of such action, then, and in each such case, such number of Warrant Shares shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable under such circumstances, which determination shall be certified in a board resolution, a certified copy of which shall be mailed by the Company to the Holders.

SECTION 7. FRACTIONAL INTERESTS

The Company shall not issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole United States cent.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as of the date of this Agreement as follows:

(a) Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Warrant Certificates and the Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement” and together with the Voting Agreement in the form attached hereto as Exhibit E, the “Voting Agreement”, the Related Agreements), to issue and sell the Warrants and the Warrant Shares, and to carry out the provisions of this Agreement, the Warrant Certificates and the Related Agreements.

(b) Capitalization.

(i) The authorized Capital Stock of the Company, as of the Closing Date, shall consist of 12,000,000 shares of Common Stock, 8,756,959 shares of which are issued and 8,424,413 shares of which are outstanding. Except as noted in the foregoing, there are no outstanding shares of Capital Stock or voting securities of the Company.

(ii) Under the Company’s 1994 Stock Plan and 2003 Stock Option Plan and Incentive Equity Plan (the “Plans”), an aggregate of 1,250,000 shares of Common Stock have been reserved for issuance thereunder pursuant to which (i) 263,598 shares have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 65,500 shares have been granted and are currently outstanding, (iii) no stock appreciation rights have been granted, and (iv) 920,902 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. Neither the Company nor any of its predecessors has made any representations regarding equity incentives to any officer, employee, director, member or consultant that are inconsistent with this Section 8(b), including without limitation, Section 8(b)(iii).

(iii) Other than (A) as described in Section 8(b)(ii) hereto, (B) the shares reserved for issuance under the Plans, (C) as may be set forth in the Charter or the Amended and Restated Code of Regulations of the Company and (D) as may be granted pursuant to this Agreement, the Warrant Certificates and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of, or obligating the Company to issue, redeem, repurchase or otherwise acquire, any of its securities. All preemptive rights or other participation rights have been properly waived or complied with, with respect to all prior issuances of the Company’s Capital Stock and there are no such preemptive or other participation rights applicable with respect to the issuance of the Warrants or the Warrant Shares issuable upon exercise of the Warrants.

(iv) All issued and outstanding shares of the Company’s Capital Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable and (B) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(v) The Warrant Shares have been duly and validly reserved for issuance. The Warrants have been, and when issued in compliance with the provisions of this Agreement, the Warrant Certificates and the Charter, the Warrant Shares will be, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances pursuant to actions taken by the holder of such Warrants or Warrant Shares or pursuant to this Agreement, the Amended and Restated Code of Regulations of the Company or the Related Agreements; provided, however, that the Warrants and the Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(c) Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the Warrant Certificates and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale, issuance and delivery of the Warrants and the Warrant Shares pursuant hereto has been taken. This Agreement, the Warrant Certificates and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent that the enforceability of the indemnification provisions herein or in the Registration Rights Agreement may be limited by applicable laws.

(d) Compliance with Other Instruments; Noncontravention. The execution, delivery and performance of and compliance with this Agreement, the Warrant Certificates and the Related Agreements, and the issuance and sale of the Warrants and the Warrant Shares pursuant hereto do not and will not, with or without the passage of time or giving of notice, (A) violate the organizational documents of the Company or any of its subsidiaries, (B) violate any applicable law, rule, regulation, judgment, injunction, order or decree, including, without limitation the rules promulgated by NASDAQ, (C) require any consent or other action by any Person under, or be in conflict with or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or the loss of any material benefit to which the Company or any of its subsidiaries is entitled under any provision described in clause (ii) above, or (D) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any of its subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, any of its subsidiaries, their respective businesses or operations or any of their respective assets or properties.

(e) Governmental Authorizations; Third Party Consents. No orders, permissions, consents, approvals or authorizations of any governmental authority or other Person are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, the Warrant Certificates, the Related Agreements or the issuance of the Warrants or the Warrant Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner.

(f) Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 9 hereof, the offer, sale and issuance of the Warrants and the Warrant Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Warrants or Warrant Shares to any Person so as to bring the sale of such Warrants or Warrant Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

(g) Anti Dilution Protection. The execution and delivery of this Agreement and the issuance of the Warrant Shares will not result in (i) any holder of Capital Stock having any rights to purchase or receive additional or other securities or (ii) any adjustment to the conversion, exercise or exchange price of any Convertible Security.

SECTION 9. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as of the date of this Agreement as follows:

(a) Power and Authority; Authorization; Binding Obligations. Such Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to carry out their provisions. All action on such Purchaser’s part necessary for the authorization of this Agreement and the Related Agreements to which it is a party has been taken. This Agreement and the Related Agreements to which it is a party, when executed and delivered, will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent that the enforceability of the indemnification provisions herein and Registration Rights Agreement may be limited by applicable laws.

(b) Investment Representations. Such Purchaser understands that neither the Warrants nor the Warrant Shares have been registered under the Securities Act. Such Purchaser also understands that the Warrants and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement.

(i) Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment indefinitely unless the Warrants (or the Warrant Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that except as otherwise contemplated by the Registration Rights Agreement, the Company has no

present intention of registering the Warrants, the Warrant Shares or any shares of its Common Stock. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Warrants or the Warrant Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

(ii) Distribution. Such Purchaser is acquiring the Warrants and the Warrant Shares not with a view towards their distribution in violation of the Securities Act.

(iii) Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(iv) Rule 144. Such Purchaser acknowledges and agrees that the Warrants, and, if issued, the Warrant Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(v) Residence. If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth below its name on the signature page hereto. If such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its investment decision was made is or are located at the address or addresses of such Purchaser set forth below its name on Schedule 2.1(a) hereto.

SECTION 10. TRANSFER RESTRICTIONS

The Warrants and the Warrant Shares are issued or issuable subject to the provisions and conditions contained in the Amended and Restated Code of Regulations of the Company, and every Holder by accepting the same agrees with the Company to such provisions and conditions.

SECTION 11. INDEMNIFICATION

(a) The Company hereby indemnifies each Holder against and agrees to hold each of them harmless from any and all damage, loss (including diminution in value), liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”), incurred or suffered by such Holder arising out of any breach of representation or warranty made by the Company in this Agreement or any Related Agreements or breach of any covenant or agreement made or to be performed by the Company or any of its subsidiaries pursuant to this Agreement or any Related Agreements regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of such Holder; provided, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Damages which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for fees and expenses as set forth above, the Company agrees to reimburse each Holder for all such fees and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) as they are incurred by such Holder and upon written notification to the Company specifying such fees and expenses in reasonable detail.

(b) The party seeking indemnification under this Section 11 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action against such Indemnified Party in respect of which indemnity may be sought under this Section 11. The omission of any Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any obligations which it may have to such Indemnified Party pursuant to this Section 11 unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party admitting the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to such action, to assume the control of the defense of such action at its own expense and using counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party. If the Indemnifying Party so assumes the defense of any such action, the Indemnified Party shall reasonably cooperate in such action and may retain separate counsel to participate in (but not control) the defense, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless the Indemnified Party has defenses available to it which are materially different from those available to the Indemnifying Party. The Indemnifying Party shall not be liable under this Section 11 for any settlement effected without its consent of any action in respect of which indemnification may be sought hereunder. The Indemnifying Party shall not settle any action of which it has assumed control of the defense under this Section 11(b) without the Indemnified Party’s consent, which will not be unreasonably withheld or delayed if such settlement involves only the payment of money by the Indemnifying Party and a full release is provided to the Indemnified Party. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

SECTION 12. NOTICES TO HOLDERS

(a) Upon any adjustment pursuant to Section 6 hereof, the Company shall promptly thereafter cause to be sent to the Holders, a certificate setting forth the kind and amount of Warrant Shares (or portion thereof) issuable after such adjustment, upon exercise of a Warrant and payment of the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein absent manifest error. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

(b) In case:

(i) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets;

(iii) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock;

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) the Company proposes to take any action (other than actions of the character described in Section 6(a) hereof) which would require an adjustment of the kind and amount of Warrant Shares for which each Warrant may be exercised pursuant to Section 6 hereof;

then the Company shall send to each of the Holders, promptly following the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c) Notices shall be sent by first-class mail, postage prepaid to Holders at his, her or its address appearing on the Warrant register.

(d) Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 13. NOTICES TO COMPANY

Any notice or demand authorized by this Agreement to be given or made by the Holder of any Warrant to or on the Company shall be sufficiently given or made when received if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is sent by the Company to the Holders) as follows:

Dominion Homes, Inc.

500 Tuttle Crossing Blvd.

Dublin, Ohio 43016-5555

Attention: Christine A. Murry, Esq.

With a copy to:

Squire, Sanders & Dempsey L.L.P.

1300 Huntington Center

14 South High Street

Columbus, OH 43215

Attention: Patrick J. Dugan, Esq.

         Donald W. Hughes, Esq.

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Registrar.

SECTION 14. SUPPLEMENTS AND AMENDMENTS

Any supplement or amendment to this Agreement shall require the written consent of the Company and the Holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company), provided that, such consent includes the consent of Silver Oak Capital, L.L.C. (“Silver Oak”) and SPCP Group, L.L.C (“SPCP”)(so long as at the time, each of Silver Oak and SPCP, as applicable, individually hold at least 15% of the Warrants. The consent of each Holder shall be required for any amendment to this Section 14.

SECTION 15. CERTAIN AMENDMENTS

The Company will not amend, modify or change any provision of its Charter, Code of Regulations or the terms of any class or series of its Capital Stock to the extent that such amendment, modification or change would have a disproportionate, adverse effect on the Holders as compared to any other holder of Common Stock of the Company.

SECTION 16. SUCCESSORS

All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder including, without limitation and without the need for an express assignment, subsequent Holders.

SECTION 17. TERMINATION

(a) This Agreement shall terminate at 5:00 p.m., New York City time on December 31, 2016 or on any earlier date if all Warrants have been exercised and will terminate as to any Warrants that have been exercised; provided, that Sections 10, 11, 18, 19, 20 and 21 shall survive the termination of this Agreement.

SECTION 18. SURVIVAL

The representations, warranties, agreements and other statements made by each of the parties hereto set forth in this Agreement shall survive the Closing Date and remain in full force and effect thereafter.

SECTION 19. GOVERNING LAW

THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 20. BENEFITS OF THIS AGREEMENT

Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the Holders. The Company agrees that those Holders who are not parties hereto shall be third-party beneficiaries to the agreements made hereunder by the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems enforcement necessary or advisable to protect its rights hereunder.

SECTION 21. INTERPRETATION

The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

SECTION 22. COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

COMPANY:

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
Name:	William G. Cornely
Title:	Chief Financial Officer,
Senior Vice President of Finance

Signature Page to Warrant Purchase Agreement

SIGNATURE PAGE TO WARRANT PURCHASE AGREEMENT, DATED AS OF DECEMBER 29, 2006 (THIS “AGREEMENT”), BY AND AMONG DOMINION HOMES, INC., A DELAWARE CORPORATION AND THE PURCHASERS LISTED ON THE SIGNATURE PAGES HERETO.

To approve this Agreement as a Purchaser:

Purchaser: SILVER OAK CAPITAL, L.L.C.

By:	/s/ Jed A. Hart
Name:	Jed A. Hart
Title:	Authorized Signatory

Purchaser: SPCP GROUP, L.L.C.

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

Signature Page to Warrant Purchase Agreement